UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CONSTELLATION ENERGY PARTNERS LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FELIX J. DAWSON	Constellation Energy Partners LLC
Chairman of the Board	111 Market Place
Baltimore, Maryland 21202

CONSTELLATION ENERGY PARTNERS LLC

111 Market Place

Baltimore, MD 21202

September 28, 2007

Dear Unitholder:

You are invited to attend our annual meeting of common unitholders to be held on Friday, November 2, 2007, at 8:30 a.m. local time at the Hilton Millenium Hotel, 55 Church Street, New York, New York 10007. Enclosed is our 2006 Annual Report for your review.

You will also receive a separate proxy statement relating to a special meeting that will be held on Friday, October 12, 2007. Both of these proxy statements are important and neither should be disregarded.

At the annual meeting, common unitholders will be voting on the following business matters: the election of Class B managers and the ratification of our independent registered public accounting firm for 2007. Please consider the issues presented and vote your common units as promptly as possible.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your units through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your units.

Thank you for your continued support of Constellation Energy Partners.

Sincerely,

Felix J. Dawson

CONSTELLATION ENERGY PARTNERS LLC

111 Market Place

Baltimore, MD 21202

NOTICE OF ANNUAL MEETING OF COMMON UNITHOLDERS

To the Owners of Common Units of

Constellation Energy Partners LLC:

Our annual meeting of common unitholders will be held on Friday, November 2, 2007 at 8:30 a.m. local time at the Hilton Millenium Hotel, 55 Church Street, New York, New York 10007 to:

1.	elect Class B managers;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007; and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof.

The board of managers recommends a vote “FOR” each of the Class B manager nominees and ratification of the independent registered public accounting firm.

We discuss the above business matters in more detail in the attached Proxy Statement.

Only holders of record of our common units at the close of business on September 7, 2007 will be entitled to vote.

Sean J. Klein Secretary

September 28, 2007

CONSTELLATION ENERGY PARTNERS LLC

PROXY STATEMENT

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Holders of record of our common units who owned common units as of the close of business on September 7, 2007 may vote at the meeting. Each common unit has one vote. There were 16,056,952 common units outstanding on that date.

When were the enclosed solicitation materials first given to unitholders?

The enclosed Annual Report and proxy card, together with the Notice of Annual Meeting and Proxy Statement, were first sent, or given, to unitholders on or about September 28, 2007.

What is a quorum of unitholders?

A quorum is the presence at the annual meeting in person or by proxy of unitholders entitled to cast a majority of all the votes entitled to be cast. Since there were 16,056,952 common units outstanding on September 7, 2007, the presence of holders of 8,028,477 common units is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of unitholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each Class B manager nominee; and

•	a majority of all the votes cast to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your units. Since many of our common unitholders are unable to attend the meeting in person, we send proxy cards to all of our common unitholders.

If my units are held in “street name” by my broker, will my broker vote my units for me?

If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the Internet. Brokerage firms have the authority under rules to vote their clients’ unvoted units on certain routine matters. The matters covered by each proposal are considered routine matters under the rules of the NYSE Arca. Therefore, if you do not vote on either proposal, your brokerage firm may choose to vote for you or leave your units unvoted. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxy cards that are used to instruct the proxy how to vote so that all common units may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my units?

If you properly sign and return your proxy card or voting instructions form, your units will be voted as you direct. If you sign and return your proxy card or voting instructions form but do not specify how you want your units voted, they will be voted “FOR” the election of each Class B manager nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Item 1. The names of the Class B manager nominees are listed on your proxy card. Check the box “FOR” or “WITHHOLD” for each nominee; and

•	Item 2. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy and decide to attend the annual meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own units indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these units. You should vote on each proxy card or voting instructions form you receive and mail it to the address shown on the proxy card or form.

How do I change my vote?

You may change your vote at any time before the annual meeting by:

•	notifying Sean J. Klein, Secretary, in writing at One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002, that you are changing your vote; or

•	completing and sending in another proxy card or voting instructions form with a later date; or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy Partners LLC on behalf of the board of managers, through its managers, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Class B Managers

The board of managers consists of two Class A managers, who are elected by the Class A unitholder, and three Class B managers, who are elected by the common unitholders. Each of the three current Class B managers has been nominated by the board of managers for election as a Class B manager at the 2007 annual meeting to serve until the 2008 annual meeting of common unitholders and until their respective successors are elected and qualified. Each of the nominated Class B managers agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the board of managers. Biographical information for each of the nominees and other information about them is presented beginning on page 5. The board of managers recommends a vote “FOR” each Class B manager nominee.

Proposal No. 2: Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2007

This proposal is to ratify our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. See Proposal No. 2 on page 20. The board of managers recommends a vote “FOR” this proposal.

Other Business Matters

The board of managers is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as Class B managers are unable to serve or for good cause will not serve and the board of managers designates a substitute nominee,

•

if any unitholders’ proposal, which is not in this proxy statement or on the proxy card or voting instructions form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934, is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your common units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF CLASS B MANAGERS

Class B managers are elected each year at the Annual Meeting of Common Unitholders. All three of our current Class B members have been nominated to stand for re-election at the Annual Meeting. We encourage our manager nominees to attend our annual meetings to provide an opportunity for unitholders to communicate directly with managers about issues affecting our company. We anticipate that all manager nominees will attend the Annual Meeting.

At the Annual Meeting, our common unitholders will consider and act upon a proposal to elect three Class B managers to our board of managers to serve until the 2008 Annual Meeting of Common Unitholders. The persons named as proxies in the accompanying proxy card, who have been designated by our board of managers, intend to vote FOR the election of the manager nominees unless otherwise instructed by a unitholder in a proxy card.

Information concerning the three Class B manager nominees is set forth below.

Class B Manager Nominees

Name	Age	Position with Our Company	Manager Since
Richard H. Bachmann	54	Independent Manager	2006
Richard S. Langdon	57	Independent Manager	2006
John N. Seitz	55	Independent Manager	2006

Richard H. Bachmann is a member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chairs our conflicts committee. Mr. Bachmann joined EPCO Inc., a privately held company, in 1999 as Executive Vice President, Chief Legal Officer and Secretary. Prior to joining EPCO Inc., Mr. Bachmann served as a partner in the law firms of Snell & Smith P.C. from 1993 to 1998 and Butler & Binion from 1988 to 1993. Mr. Bachmann currently serves as a director and as Executive Vice President, Chief Legal Officer and Secretary of various affiliates of EPCO Inc., including Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a publicly traded midstream energy company, and EPE Holdings LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded midstream energy company holding company. Mr. Bachmann also serves as President and Chief Executive Officer of the general partner of Duncan Energy Partners L.P., a publicly traded midstream energy company and also an affiliate of EPCO Inc.

Richard S. Langdon is a member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chairs our audit committee. Mr. Langdon currently is the President and Chief Executive Officer of Matris Exploration Company, a privately held exploration and production company. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President—International Marketing—Pennzoil Products Company; Senior Vice President—Business Development—Pennzoil Company; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company. Langdon also serves as a director of Gasco Energy, Inc., a publicly traded exploration and production company.

John N. Seitz is a member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and chairs our compensation and nominating and governance committees. Mr. Seitz is also currently Vice Chairman of the Board of Endeavour International Corporation, a publicly traded oil and gas exploration and production company, and a director for ION Geophysical Corporation, f/k/a Input Output, Inc., a publicly traded provider of seismic products and services. Mr. Seitz is also a member of the Compensation Committee for ION Geophysical Corporation. In February 2004, Mr. Seitz co-founded Endeavour International Corporation and served as its co-Chief Executive Officer until September 2006. Prior to founding Endeavour International Corporation, Mr. Seitz served as Chief Executive Officer, President and Chief Operating Officer of Anadarko Petroleum Corporation from January 2002 to March 2003, and prior to being named Chief Executive Officer, President and Chief Operating Officer, Mr. Seitz was the Chief Operating Officer and President of

Anadarko Petroleum Corporation beginning in 1999. Mr. Seitz also served as Anadarko Petroleum Corporation’s Executive Vice President, Exploration and Production and as a member of its board of directors from 1997 to 1999.

Managers Designated by the Class A Unitholder

Constellation Energy Management Partners, LLC or CEPM, as the sole owner of our Class A units, is entitled to elect two members to the board of managers voting as separate class. This right can be eliminated only upon a proposal submitted by or with the consent of our board of managers and the vote of the holders of not less than 66  2/3% of our outstanding common units.

The names and certain additional information with respect to each of the two members of the board of managers designated by CEPM are set forth below. Although CEPM has already designated the following persons as its nominees to the board of managers, CEPM has informed us that these persons will be officially elected and become members of the board of managers as of the date of the Annual Meeting to serve a one-year term or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The members of the board of managers designated by CEPM have consented to be named in this proxy statement.

Name	Age	Position with Our Company	Manager Since
Felix J. Dawson	40	Chairman of the Board, Chief Executive Officer and President	2006
John R. Collins	50	Manager	2006

Felix J. Dawson is our Chief Executive Officer, President and Chairman of our board of managers. He also serves as Co-President and CEO of Constellation Energy Commodities Group, Inc., or CCG, and Senior Vice President of Constellation Energy Group, Inc., or Constellation, positions to which he was appointed in August 2005 and October 2006, respectively. Mr. Dawson joined Constellation in April 2001, initially as Managing Director—Co-Head Origination for CCG, and subsequently held positions as Managing Director—Portfolio Management for CCG and Co-Chief Commercial Officer for CCG before obtaining his current position at CCG. Prior to joining Constellation, Mr. Dawson was Vice President—Origination in Goldman Sachs’ Fixed Income Currency and Commodities division and was a key member of the Goldman Sachs team that worked in partnership with Constellation to develop its energy marketing and trading business. Mr. Dawson joined Goldman Sachs in 1997.

John R. Collins is a member of our board of managers. Mr. Collins also serves as Chief Financial Officer, Chief Risk Officer and Executive Vice President of Constellation, positions that he has held since May 2007, December 2001 and July 2007, respectively. Mr. Collins also serves as a member of Constellation’s Management Committee. Prior to serving in his current positions, Mr. Collins was Managing Director—Finance and Treasurer of Constellation Power Source Holdings, Inc. from January 2000 to December 2001. From February 1997 to December 2001, Mr. Collins served as the senior financial officer of CCG. Mr. Collins currently serves as the Chairman of the Board of the Committee of Chief Risk Officers, an energy industry association of risk management professionals.

Required Vote; Recommendation of the Board of Managers

Class B managers are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BOARD OF MANAGERS’ CLASS B MANAGER NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE BOARD OF MANAGERS’ NOMINEES.

Determination of Independence

A majority of our managers are required to be independent in accordance with NYSE Arca listing standards. For a manager to be considered independent, the board of managers must affirmatively determine that such manager has no material relationship with us. When assessing the materiality of a manager’s relationship with us, the board of managers considers the issue from both the standpoint of the manager and from that of persons and organizations with whom or with which the manager has an affiliation. The board of managers has adopted standards to assist it in determining if a manager is independent. A manager shall be deemed to have a material relationship with us and shall not be deemed to be an independent manager if:

•	the manager has been an employee, or an immediate family member of the manager has been an executive officer, of us at any time during the past three years;

•

the manager has received, or an immediate family member of the manager has received, more than $100,000 in any twelve month period in direct compensation from us, other than manager and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;

•

the manager has been affiliated with or employed by, or an immediate family member of the manager has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•

the manager has been employed, or an immediate family member of the manager has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or

•

the manager has been an executive officer or an employee, or an immediate family member of the manager has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, until at any time during the past three years.

The board of managers has determined that each of Messrs. Bachmann, Langdon and Seitz is independent under the NYSE Arca listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent managers in accordance with NYSE Arca listing standards, SEC requirements and other applicable laws, rules and regulations. There are no transactions, relationships or other arrangements between us and our independent managers that need to be considered under the NYSE Arca listing standards in determining that such managers are independent.

Corporate Governance

Neither the board of managers nor any of the committees of the board met in 2006 for any regularly scheduled meetings.

The board of managers has adopted a policy which encourages each manager to attend the annual meeting of unitholders. The Annual Meeting to which this proxy statement relates will be our first annual meeting since becoming a public company in November 2006.

Committees of the Board of Managers

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversee, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of managers established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The board of managers has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. The committee did not meet in 2006. Mr. Langdon is Chairman, and Messrs. Seitz and Bachmann are members.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the board of managers with respect to, the compensation and benefits of our board of managers. As discussed in Compensation Discussion and Analysis, our executive officers are compensated by CCG under the compensation policies of Constellation.

The committee did not meet in 2006. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members.

Conflicts Committee

Our board of managers has established a conflicts committee to review specific matters that the board believes may involve conflicts of interest, including transactions with related persons such as Constellation or its affiliates or our managers and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders. However, the board is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the board determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the board in this manner will be deemed approved by all of our unitholders.

The committee did not meet in 2006. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members.

Nominating and Corporate Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our board of managers. The nominating and governance committee is also responsible for monitoring a process to review manager, board and committee effectiveness, developing and implementing our corporate governance guidelines, committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our company.

The committee did not meet in 2006. Mr. Seitz is Chairman, and Messrs. Bachmann and Langdon are members.

We maintain on our website, www.constellationenergypartners.com, copies of the charters of each of the committees of the board of managers (except the conflicts committee which does not have a charter), as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Corporate Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our managers, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

In addition, the board of managers has designated the chairman of the nominating and corporate governance committee to act as its “Lead Manager.” In that capacity, the current chairman, Mr. Seitz, has the following duties and authority:

•	presiding at all board meetings where the Chairman of the Board is not present;

•	serving as a liaison between the Chairman of the Board and the independent managers;

•	approving (i) information sent to the board and (ii) agendas and meeting schedules for board meetings;

•	calling meetings of the non-management managers;

•	ensuring his availability for direct consultation upon request of a major unitholder;

•	chairing the executive session of non-management managers; and

•	serving as a contact for unitholder complaints, other than those involving auditing/accounting matters.

Interested parties may communicate directly with Mr. Seitz in his capacity as Lead Manager by writing to the Corporate Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during 2006 all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner.

Nominations for Manager

The board of managers seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the board of managers, us and our unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the managers, as well as the overall composition of the board of managers, and recommends to the full board of managers the slate of Class B manager candidates to be nominated for election at the next annual meeting of unitholders. The board of managers has adopted a policy whereby the nominating and corporate governance committee shall consider the recommendations of unitholders with respect to candidates for election to the board of managers and the process and criteria for such candidates shall be the same as those currently used by us for manager candidates recommended by the board of managers or management.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.constellationenergypartners.com, include the following criteria that are to be considered by the nominating and corporate governance committee and board of managers in considering candidates for nomination to the board of managers:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our unitholders;

•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;

•	has good common sense and judgment;

•	has a positive record of accomplishment in present and prior positions;

•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	has the time, energy, interest and willingness to become involved with us and our future.

A unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for director for the 2008 annual meeting of shareholders should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002 so it is received by June 30, 2008 but not earlier than May 31, 2008.

Unitholder Communications

The board of managers has adopted a policy whereby any communications from our unitholders to the board of managers shall be directed to our Corporate Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the board of managers, and (ii) keep a record of all unitholder communications that the Corporate Secretary deems not to be significant and report such communications to the board of managers on a periodic basis, but not less frequently than quarterly.

Any unitholder who wishes to communicate to the board of managers may submit such communication in writing to the Corporate Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002.

Related Person Transactions

Constellation owns a significant number of our units. As of September 14, 2007, CEPM owns all 396,493 of our Class A units, representing a 2% limited liability company interest in us, and all of the management incentive interests; Constellation Energy Partners Holdings, LLC, or CEPH, owns 5,918,894 common units, representing an approximate 30% limited liability company interest in us; and Constellation Holdings, Inc., or CHI, owns all of our Class D interests. Each of CEPM, CEPH and CHI is a wholly owned subsidiary of Constellation.

Distributions and Payments to CCG, CEPH, CEP Equity II LLC, CHI and CEPM

The following summarizes the distributions and payments made or to be made by us to CCG, CEPH, CEP Equity II LLC, CHI and CEPM in connection with our ongoing operation and any liquidation of us.

Initial Public Offering

CEPM and CEPH received 226,406 Class A units, 5,918,894 common units and the management incentive interests in conjunction with our initial public offering in November 2006. In addition, CHI contributed $8.0 million to us in exchange for all of the Class D interests.

On October 30, 2006, we received $0.5 million from CEP Equity II LLC in exchange for the Floyd Shale Rights, which are discussed below.

As a result of our initial public offering, we distributed all of our cash in excess of $3.9 million, including a cash pool balance, which was $12.4 million, to CCG.

In November 2006, in connection with our initial public offering, we distributed $122.8 million to CEPH as a reimbursement for capital expenditures incurred by CCG prior to our initial public offering.

Distributions of available cash to CEPM and CEPH

We will generally make cash distributions 98% to common unitholders, including CEPH, and 2% to CEPM in respect of its Class A units. In addition, if distributions exceed the Target Distribution (as defined in our limited liability company agreement) and certain other requirements are met, CEPM will be entitled in respect of its management incentive interests to 15% of distributions above the Target Distribution.

Assuming we have sufficient available cash to pay the initial quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full initial quarterly distribution, CEPM would receive an annual distribution of approximately $0.4 million on its Class A units and CEPH would receive an annual distribution of approximately $12.2 million on its common units.

Distributions to CHI

For each full calendar quarter during the period commencing January 1, 2007 and ending on December 31, 2012 that the sharing arrangement in respect of the calculation of amounts payable to Torch Energy Royalty Trust for the non-operating net profits interest remains in effect, we will distribute to CHI, in respect of its Class D interests, approximately $0.3 million, as a partial return of the $8.0 million capital contribution made for the Class D interests, which payment will be made concurrently with the quarterly cash distribution to our common and Class A unitholders for that quarter. Unless the special distribution right has been terminated earlier, the Class D interests will be cancelled upon the payment of the final distribution of approximately $0.3 million to CHI for the quarter ending December 31, 2012. If the amounts payable by us to the Trust are not calculated based on the sharing arrangement through December 31, 2012, unless such change is approved in advance by our board of managers and our conflicts committee, the special distribution right for future quarters will terminate. In the case of such early termination, CHI will only have the right under specific circumstances upon our liquidation to receive the unpaid portion of the $8.0 million capital contribution that has not then been distributed to CHI in such special distributions. If the special distribution right is terminated during a quarter, the special distribution in respect of the Class D interests will be prorated for that quarter based upon the ratio of the number of days in such quarter prior to the effective date of such termination to 90. To date, distributions of approximately $0.7 million have been paid to CHI, as holder of the Class D interests.

Payments to CEPM

Pursuant to our management services agreement with CEPM, we reimburse costs incurred by it in performing services for us. For the year ended December 31, 2006, approximately $0.1 million in costs were accrued under this agreement.

Conversion of Class A units and management incentive interests

Generally, if the common unitholders vote to eliminate the special voting rights of the holder of our Class A units, the Class A units will be converted into common units on a one-for-one basis and CEPM will have the right to elect to convert its management incentive interests into common units at fair market value.

Should CEPM’s Class A units and its management incentive interests convert into common units, CEPM will receive cash distributions on its common units.

Liquidation

Upon our liquidation, the unitholders, including CEPH, as a common unitholder, CEPM, as the holder of the Class A units and CHI, as the holder of our Class D interests that are then outstanding, will be entitled to receive liquidating distributions according to their respective capital account balances.

Other Transactions with Affiliates

Sale of Floyd Shale Rights

On October 30, 2006, we sold to an affiliate of Constellation, CEP Equity II, LLC, an undivided mineral interest in our properties in the Robinson’s Bend Field for depths below 100 feet below the base of the lowest producing coal seam for approximately $0.5 million. We refer to this mineral interest as the Floyd Shale Rights. The Floyd Shale Rights were not material to our business and no value was assigned to them in our historical financial statements. The Floyd Shale Rights did not fit our investment strategy, given the uncertainty of encountering commercial quantities of oil and natural gas.

Omnibus Agreement

At the closing of our initial public offering, we entered into an omnibus agreement with CCG. Under the omnibus agreement, CCG indemnified us against certain liabilities relating to:

•

for a period of six years and 30 days after our initial public offering, any of our income tax liabilities, or any income tax liability attributable to our operation of our properties, in each case relating to periods prior to the closing of our initial public offering;

•	legal actions pending against Constellation or us at the time of our initial public offering;

•	events and conditions associated with the ownership by Constellation or its affiliates of the Floyd Shale Rights; and

•

for a period of one year after our initial public offering, any miscalculation in the amount payable to the Trust in respect of the NPI for any period prior to the initial public offering, provided (i) that such miscalculation relates to amount(s) payable no more than four years prior to our initial public offering and (ii) the aggregate amount payable by CCG pursuant to this bullet point does not exceed $0.5 million.

Management Services Agreement

In connection with our initial public offering, we entered into a management services agreement with CEPM that governs our relationship with them regarding the following matters:

•	CEPM’s provision to us of certain supervisory and management services, including financial, acquisition and hedging and other risk management services;

•	reimbursement of supervisory and management costs incurred by CEPM in performing services for us.

Financial, Acquisition and Other Services

Until December 31, 2007, we will be required under the management services agreement to use CEPM or its designee for legal, accounting, audit, tax, financial and risk management services. No other aspect of the management services agreement will be exclusive. Upon our request, CEPM will also provide us with engineering, geological, geophysical, property management and project management services.

CEPM may provide us with acquisition services upon our request, but is not obligated to do so, provided that CEPM may receive added compensation for providing us with services as a result of any management incentive interests it may hold. As a result, CEPM will have no commitment to offer us any particular E&P property, whether from CEPM or its other affiliates or a third party. In connection with the acquisition services, we may acquire E&P properties with long-lived proved reserves in any of the following types of transactions:

•	drop-downs, or acquisitions directly by us from CCG or its affiliates of properties previously acquired or developed by CCG or its affiliates;

•	joint transactions in which CCG or its affiliates contemporaneously acquires from unaffiliated third parties E&P properties that do not fit our risk profile; and

•	purchases made by us from unaffiliated third parties.

Competition

None of CEPM, Constellation, CCG or any of their affiliates will be restricted under the management services agreement from competing with us. CEPM, Constellation, CCG and any of their affiliates may acquire or dispose of any assets, including, among other things, E&P properties, in the future without any obligation to offer us the opportunity to purchase those assets.

Reimbursement of Costs

Subject to the arrangements relating to acquisition services described above, CEPM will be entitled to be reimbursed on a quarterly basis for all supervisory and management costs incurred by it in performing services for us. These costs and expenses will be deducted from cash available for distribution to our unitholders. For 2007, we expect these costs to be approximately $1.4 million.

Review by Our Board of Managers

Except with respect to exclusive arrangements under the management services agreement through December 31, 2007, our board of managers will have the right to evaluate CEPM’s performance thereunder and, if considered desirable by our board of managers, arrange for third parties to provide some or all of the services to be provided pursuant to the management services agreement.

Standard of Care

In exercising its powers and discharging its duties under the management services agreement, CEPM is required to act in good faith, and is to exercise that degree of care, diligence and skill that a reasonably prudent advisor or manager, as the case may be, would exercise in comparable circumstances.

Indemnification

The management services agreement provides that, except arising out of our gross negligence, intentional misconduct or a breach of the agreement, CEPM must indemnify us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from the rendering of CEPM’s services under the management services agreement. We will indemnify CEPM for damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from our gross negligence, willful misconduct or breach of this agreement.

Term and Termination

The management services agreement is in effect for continuous one-year terms, with the initial term ending on December 31, 2007. The management services agreement may be terminated by us or CEPM at any time and for any reason upon six months advance notice to the other party. To date, neither party has given notice to terminate the management services agreement.

Amendments

The management services agreement may not be amended without the prior approval of the conflicts committee of our board of managers if the proposed amendment will, in the reasonable discretion of our board of managers, adversely affect holders of our common units.

Trademark License

Constellation granted a limited license to us for the use of certain trademarks in connection with our business. The license will terminate upon the elimination of the right of the holder or holders of our Class A units to elect the Class A managers pursuant to our limited liability company agreement. Constellation will indemnify us from any third-party claims alleging trademark infringement that may arise out of our use of the Constellation trademarks under the license.

Cash Pool Arrangement

In February 2006, we entered into a cash pool arrangement with CCG. This cash pool arrangement was administered and managed by us. CCG could borrow from the pool at market interest rates. If we required cash, and CCG had an outstanding balance, CCG was required to immediately remit payment to us for the required cash amount. In November 2006, we ceased our participation in the cash pool arrangement and CCG retained the $12.4 million receivable balance. This was treated as a reduction of members’ equity for accounting purposes.

Credit Support Fee Agreement

In connection with an acquisition of gas properties in March 2007, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $25.0 million for certain financial derivatives that we entered into with The Royal Bank of Scotland plc (“RBS”). In March 2007, we also entered into a credit support fee agreement with Constellation under which Constellation guaranteed credit support up to $11.5 million for certain financial derivatives that we entered into with BNP Paribas (“BNP”). We paid Constellation $0.2 million for the credit support.

In July 2007, the amount guaranteed under the credit support fee agreement with Constellation was increased to $15.0 million. This guarantee and the guarantees discussed above for $25.0 million and $11.5 million were released in July 2007, when the borrowing base under our reserve-based credit facility was increased. Also in July 2007, we entered into a credit support fee agreement with Constellation under which Constellation guaranteed additional credit support up to $15.0 million for financial derivatives that we entered into in relation to the acquisition of oil and natural gas properties in the Cherokee Basin. This guarantee also was released in July 2007, when the borrowing base under our reserve-based credit facility was increased to $180.0 million. In August 2007, we entered into a credit support fee agreement with Constellation under which Constellation will guarantee credit support up to $10.0 million for financial derivatives that we entered into in anticipation of the acquisition of additional assets in the Cherokee Basin.

Report of the Audit Committee

The role of the audit committee of the board of managers is to assist the board of managers in its oversight of Constellation Energy Partners’ responsibility relating to: (i) the integrity of Constellation Energy Partners’ financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Constellation Energy Partners’ internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was created by the board of managers in November 2006, a copy of which is available on Constellation Energy Partners’ website at www.constellationenergypartners.com. Management of Constellation Energy Partners is responsible for the preparation, presentation and integrity of Constellation Energy Partners’ financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Constellation Energy Partners’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We also have discussed with the independent registered public accounting firm such firm’s audit of management’s assessment of the effectiveness of Constellation Energy Partners’ internal control over financial reporting. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Constellation Energy Partners is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the board of managers that the audited financial statements be included in Constellation Energy Partners’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Richard S. Langdon, Chairman

Richard H. Bachmann

John N. Seitz

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units, Class A units and Class F units by:

•	each unitholder known by us to be a beneficial owner of more than 5% of our outstanding units;

•	each of our managers and named executive officers; and

•	our managers and executive officers as a group.

The amounts and percentage of common units, Class A units and Class F units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 19,830,114 units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. The address of all of our managers and executive officers is c/o Constellation Energy Partners, 111 Market Place, Baltimore, Maryland 21202. Ownership amounts are as of September 14, 2007.

Name of Beneficial Owner	Common Units Beneficially Owned		Class A Units Beneficially Owned		Class F Units Beneficially Owned		Percentage of Total Units Beneficially Owned
	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
Constellation Energy Group, Inc.(1)	5,918,894	36.8%	396,600	100%	—	—	31.8%
Constellation Energy Partners Holdings, LLC(2)	5,918,894	36.8%	396,600	100%	—	—	31.8%
Constellation Energy Partners Management, LLC(3)	—	—	396,600	100%	—	—	2%
Lehman Brothers Holdings Inc.(4)	1,706,486	10.6%	—	—	722,404	21.4%	12.2%
Perry Partners LP(5)	380,714	2.4%	—	—	481,603	14.3%	4.3%
GPS Private Placement Fund LP(5)	317,243	2.0%	—	—	401,312	11.9%	3.6%
Credit Suisse Management LLC(5)	253,795	1.6%	—	—	321,050	9.5%	2.9%
Kayne Anderson MLP Investment Company(5)	246,950	1.5%	—	—	312,390	9.3%	2.8%
Richard H. Bachmann(6)	1,781	*	—	—	—	—	*
John R. Collins	—	—	—	—	—	—	—
Felix J. Dawson	—	—	—	—	—	—	—
Richard S. Langdon(6)	1,781	*	—	—	—	—	*
Angela A. Minas	—	—	—	—	—	—	—
John N. Seitz(6)	1,781	*	—	—	—	—	*
All managers and executive officers as a group (6 persons)	5,343	*	—	—	—	—	*

(1)	Constellation Energy Group, Inc., through its direct and indirect ownership of Constellation Enterprises, Inc., Constellation Holdings, Inc. and Constellation Power Source Holdings, Inc., is the ultimate parent company of Constellation Energy Partners Holdings, LLC and Constellation Energy Partners Management, LLC and may, therefore, be deemed to beneficially own the Common Units held by Constellation Energy Partners Holdings, LLC and the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Group, Inc. is 750 East Pratt Street, Baltimore, MD 21202.

(2)	Constellation Energy Partners Holdings, LLC is the parent company of Constellation Energy Partners Management, LLC and may, therefore, be deemed to beneficially own the Class A units held by Constellation Energy Partners Management, LLC. The address of Constellation Energy Partners Holdings, LLC is 111 Market Place, Baltimore, MD 21202.

(3)	The address of Constellation Energy Partners Management, LLC is 111 Market Place, Baltimore, MD 21202.

(4)	Based on Amendment No. 1 to the Schedule 13G filed with the SEC on August 6, 2007 and a Form 4 filed with the SEC on August 23, 2007, Lehman Brothers Inc. (“LBI”) is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. (“LBHI”). Accordingly, LBHI may be deemed to be the beneficial owner of 560,900 common units owned by LBI. Lehman Brothers MLP Opportunity Fund LP (“LB MLP Fund”) is wholly-owned by Lehman Brothers MLP Opportunity Associates LLC (“LB MLP Assoc LLC”) which is wholly-owned by LBHI. Accordingly, LBHI, LB MLP Assoc LLC and LB MLP Assoc LP may be deemed to be the beneficial owner of 1,145,586 common units owned by LB MLP Fund. The address of Lehman Brothers Holdings Inc. is 745 Seventh Avenue, New York, New York 10019.

(5)

No Schedule 13D or Schedule 13G has been filed by these unitholders with the SEC with respect to ownership of our units. As a result, the number of units owed by such unitholders is based on the number of Common Units and Class F Units we sold to such unitholders in a private placement on July 25, 2007. The address of Perry Partners is 767 Fifth Avenue, 19th Floor, New York, New York 10153. The address of GPS Private Placement Fund is 100 Wilshire Boulevard, Suite 900, Santa Monica, California 90401. The address of Credit Suisse Management is 1 Madison Avenue, New York, New York 10010. The address of Kayne Anderson MLP Investment Company is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(6)	Includes unvested restricted Common Unit awards issued on September 14, 2007. These restricted Common Units will vest in full on March 1, 2008. The grant of restricted Common Units forfeits on a pro rata basis if service as a manager terminates prior to the vesting date of March 1, 2008.

Executive Compensation

We were formed in February 2005 and began operations in June 2005. In May 2006, we replaced our prior officers and board of directors with Mr. Dawson, who, at that time, was our only officer and manager. As of December 31, 2006, all of our current officers and managers have been employees of Constellation or its affiliates, and they have received no additional compensation from us. CEPM manages certain of our operations and activities through its officers and employees pursuant to the management services agreement under the direction of our board of managers and executive officers. We reimburse CEPM for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of executive officers as our board of managers may determine from time to time. We did not reimburse CEPM for the compensation of our executive officers that was paid by CCG for 2006. We will reimburse CEPM a fixed amount in 2007 for our Chief Executive Officer and Chief Financial Officer, as set forth in the table below.

The following table sets forth the compensation of our two named executive officers for 2007 for which we will reimburse CEPM. No reimbursable compensation was paid in 2006.

Name and Principal Position	Annual Salary
Felix J. Dawson, Chief Executive Officer and President	$150,000	(1)(2)
Angela A. Minas, Chief Financial Officer, Chief Accounting Officer and Treasurer	$150,000	(1)(2)

(1)	Represents the fixed amount that we have agreed to pay for the services of these two named executive officers under the management services agreement and excludes the amount of any cash and non-cash incentive awards to such officers paid by CCG, which incentive award amount(s) we will not be required to reimburse CCG.

(2)	Our executive officers may participate in the benefit plans of Constellation and its affiliates. There are no CEP benefit plans under which such officers may participate.

Employment and Severance Agreements

We have no employment or severance agreements with our officers or employees or those of our subsidiaries.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business. Our two named executive officers are compensated by CCG under the compensation policies of Constellation. We reimburse CEPM for a portion of the compensation paid to our executive officers by CCG pursuant to our management services agreement. The elements of Constellation’s and CCG’s compensation program are intended to provide a total compensation package designed to drive performance and reward contributions in support of the business strategies of Constellation and its affiliates. For 2007, we have agreed to reimburse Constellation and CCG under the management services agreement for $150,000 in base salary for each of our named executive officers. Any other compensation, bonus, benefits, incentives, perquisites and other personal benefits paid by Constellation or CCG to our named executive officers will not be reimbursed. During 2006, our named executive officers were not specifically compensated for time expended with respect to our business or assets. Accordingly, we are not presenting any compensation information for historical periods.

We have a compensation committee that consists of three managers who are all independent under the independence standards established by NYSE Arca and SEC rules. The compensation committee will establish and review general policies related to our compensation and benefits. The compensation committee will determine and approve, or make recommendations to the board of managers with respect to, the compensation and benefits of our Chief Executive Officer and our other executive officers. We currently intend to pay no additional remuneration to employees of Constellation and its affiliates who also serve as our executive officers, provided that this compensation policy could change from time to time.

The compensation committee is authorized to retain at company expense any compensation survey, reports on the design and implementation of compensation programs or other services of compensation experts or consultants that it may find necessary in designing, implementing or administering compensation programs. No such experts were retained in 2006 or were consulted in relation to our 2007 compensation of our two named executive officers.

We have adopted a long-term incentive plan. This plan is intended to provide an incentive to our officers, key employees, consultants and managers and those of our affiliates. We expect that this plan will align the interests of those receiving grants with our intention to significantly increase the enterprise value of our company by allowing for increases in our quarterly distributions. This incentive program is expected to promote the expansion of our business via acquisitions and improved operational performance. No grants have been issued under the plan to our named executive officers and no performance targets, financial measures or operational targets associated with potential grants have yet been developed.

Compensation of Managers

Officers or employees of Constellation and its affiliates who also serve as our managers will not receive additional compensation for serving as our managers. Each manager is indemnified by us for actions associated with being a manager to the full extent permitted under Delaware law. No compensation was paid to our managers in 2006.

For 2007, each independent manager will receive the following compensation:

•	A $40,000 annual cash retainer.

•

A common unit award under our long-term incentive plan with a value of $75,000, such award to vest on March 1, 2008 and to be forfeited on a pro-rata basis if service as a manager terminates prior to March 1, 2008. The number of common units granted will be computed based on the average closing price of our common units on the NYSE Arca for the 20 trading days through the date of grant, rounded to the nearest unit. Distributions on the restricted common units will be made at the time such distributions are made to other holders of common units. A grant of 1,781 restricted common units was made to each independent manager on September 14, 2007.

•	A $2,500 fee for each Board meeting attended (and each committee meeting attended that occurs on a day when there is no Board meeting).

•	Reasonable travel expenses to attend meetings.

The independent manager who serves as the chair of the Audit Committee will receive an additional $10,000 annual cash retainer.

Reimbursement of Expenses of CEPM

We reimburse CEPM on a quarterly basis for its costs in providing services to us, including all direct and indirect supervisory and management and expenses incurred by CEPM, pursuant to the management services agreement. Our limited liability company agreement provides that our board of managers has the right and the duty to review the services provided, and the costs charged, by CEPM under that agreement. These costs and expenses are deducted from cash available for distribution to our unitholders. These expenses include the cost of employee and officer compensation and benefits allocable to us and all other expenses necessary or appropriate to the performance of CEPM’s obligations invoiced to us under the management services agreement. The limited liability company agreement provides that our board of managers approve the expenses that are allocable to us. There is no limit on the amount of expenses for which CEPM may be reimbursed.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of managers or compensation committee.

Report of Compensation Committee

The compensation committee of the board of managers has reviewed and discussed the Compensation Discussion and Analysis beginning on page 17 with management. Based on such review and discussions, the compensation committee recommended to the board of managers that the Compensation Discussion and Analysis be included in this Proxy Statement.

John N. Seitz, Chairman

Richard H. Bachmann

Richard S. Langdon

PROPOSAL NO. 2: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

Vote Required; Recommendation of the Board of Managers

Approval of the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2007 requires the affirmative vote of a majority of the votes cast by holders of our common units present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of PricewaterhouseCoopers LLP to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if she desires to do so and to respond to appropriate questions.

THE BOARD OF MANAGERS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

In connection with our initial public offering, in 2006 we engaged our principal accountant, PricewaterhouseCoopers LLP to audit our financial statements for the period from February 7, 2005 (inception) through December 31, 2005. PricewaterhouseCoopers also performed audit services for the fiscal year ended December 31, 2006. The amounts shown below in Audit Fees relate to all periods mentioned above with the exception of the audit related fees billed in connection with the initial public offering which is listed separately below.

Audit Fees. The aggregate fees billed for the financial statement audit or services provided in connection with statutory or regulatory filings were $1,601,247.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers were $313,495. Audit-related services consisted of services related to the initial public offering.

Tax Fees. The aggregate fees related to the preparation of K-1 statements were $235,000.

All Other Fees. There were no other fees billed by our principal accountant for services other than those described above.

Audit Committee Pre-Approval Policies and Practices

Prior to our initial public offering in November 2006, we were a wholly-owned subsidiary of Constellation and did not have a separate audit committee. Following our initial public offering, our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. In February 2007, the audit committee adopted an audit and non-audit services pre-approval policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to the policy, the chairman of the audit committee has been delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee.

SUBMISSION OF UNITHOLDER PROPOSALS AND MANAGER NOMINATIONS FOR NEXT YEAR

Proposals for 2008 Annual Meeting

For inclusion in next year’s proxy statement, any unitholder who desires to include a proposal in the proxy statement for the 2008 annual meeting must deliver it so that it is received by May 31, 2008.

For presentation at the next annual meeting of common unitholders, pursuant to our limited liability company agreement, any unitholder who wants to present a proposal at the 2008 annual meeting must deliver it so it is received by June 23, 2008, but not earlier than May 31, 2008. However, if the date of the 2008 annual meeting is changed so that it is more than 30 days earlier or more than 30 days later than November 2, 2008, any such proposals must be delivered not more than 120 days prior to the 2008 annual meeting and not less than the later of (1) 90 days prior to the 2008 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2008 annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to the Corporate Secretary, Constellation Energy Partners LLC, One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002. Proposals will not be accepted by facsimile.

Nominations for 2008 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as managers. Nominations of persons for election to our board of managers may be made at an annual meeting of unitholders only (a) by or at the direction of our board of managers or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our board of managers assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one manager, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our board of managers, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to manager elections held at our annual meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our board of managers to be considered at the 2008 annual meeting of unitholders, it must be properly submitted to our Corporate Secretary at One Allen Center, 500 Dallas Street, Suite 3300, Houston, Texas 77002, no later than June 30, 2008, but not earlier than May 31, 2008. Our limited liability company agreement also provides that unitholder nominations of persons for election to our board of managers may be made at a special meeting of unitholders at which managers are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Corporate Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a manager all information relating to such person that is required to be disclosed in solicitations of proxies for election of managers, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a manager if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Constellation Energy Partners LLC

The undersigned hereby appoints Felix J. Dawson and Angela A. Minas, or each of them, with or without the other, proxies, with full power of substitution, to vote all units that the undersigned is entitled to vote at the 2007 Annual Meeting of Unitholders of Constellation Energy Partners LLC to be held on November 2, 2007, and all adjournments and postponements thereof on all matters that may properly come before the annual meeting.

Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items.

Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark on the reverse side.

(Continued and to be voted on reverse side)

SEE REVERSE SIDE

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DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Managers recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Managers: For Withhold For Withhold For Withhold

01—Richard H. Bachmann 02—Richard S. Langdon 03—John N. Seitz

For Against Abstain

2. Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2007.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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